Exhibit 10.1

AMENDMENT NUMBER THREE TO CREDIT AGREEMENT

This AMENDMENT NUMBER THREE TO CREDIT AGREEMENT, dated as of February 17, 2011 (this “Amendment”), is entered into by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and QUEST SOFTWARE, INC., a Delaware corporation (successor by merger to Quest Software, Inc., a California corporation) (“Borrower”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement (as defined below), which by this reference is incorporated herein.

W I T N E S S E T H

WHEREAS, Borrower, the lenders from time to time party thereto, and Agent are parties to that certain Credit Agreement, dated as of February 17, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower has requested that Agent and the Lenders make certain amendments to the Credit Agreement; and

WHEREAS, upon the terms and conditions set forth herein, Agent and the Lenders are willing to accommodate Borrower’s requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. AMENDMENTS TO CREDIT AGREEMENT.

(a) The Credit Agreement and the Schedules and Exhibits thereto are hereby amended by (i) replacing each reference to “Wells Fargo Foothill, LLC” with “Wells Fargo Capital Finance, LLC”, and (ii) replacing each reference to “WFF” with “WFCF”.

(b) Schedule 1.1 of the Credit Agreement is hereby amended by adding, or amending and restating, as applicable, the following defined terms in alphabetical order therein:

““Acquired Foreign Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by a Foreign Subsidiary of Borrower that is not a Loan Party in a Permitted Foreign Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Foreign Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Foreign Acquisition.”

““Amendment One to Fee Letter” means that certain Amendment Number One to Fee Letter, dated as of even date herewith, between Borrower and Agent, in form and substance satisfactory to Agent.”

““Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.”

““Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group or that any Lender is obligated to pay a Bank Product Provider, in each case, as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.”

““Base Rate” means the greater of (a) the Federal Funds Rate plus  1/2%, and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.”

““Base Rate Margin” means 1.50 percentage points.”

““Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.”

““Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.”

““Domestic EBITDA” means, with respect to any fiscal period:

(a) Borrower’s and its Domestic Subsidiaries’ consolidated net earnings (or loss) for such period, determined in accordance with GAAP, minus

(b) without duplication, the sum of the following amounts of Borrower and its Domestic Subsidiaries for such period, determined in accordance with GAAP, to the extent included in determining consolidated net earnings (or loss) of Borrower and its Domestic Subsidiaries for such period:

(i) extraordinary gains,

(ii) interest income,

(iii) gains on sales of assets,

(iv) software development costs to the extent capitalized, and

(v) foreign currency transaction and translation gains with respect to intercompany balances; plus

(c) without duplication, the sum of the following amounts of Borrower and its Domestic Subsidiaries for such period, determined in accordance with GAAP, to the extent deducted in determining consolidated net earnings (or loss) of Borrower and its Domestic Subsidiaries for such period:

(i) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ii) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(iii) non-cash extraordinary losses,

(iv) foreign currency transaction and translation losses with respect to intercompany balances,

(v) any cash costs and expenses incurred by Borrower in connection with the Securities Litigation Matters (including in connection with the settlement of such litigation),

(vi) Interest Expense,

(vii) income taxes payable,

(viii) depreciation and amortization, and

(ix) any other non-cash charge or expense.

For the purposes of calculating Domestic EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrower or any of its Domestic Subsidiaries shall have made a Permitted Acquisition, Domestic EBITDA for such Reference Period shall be calculated after giving pro forma effect to such Permitted Acquisition and any adjustments arising out of events which are directly attributable to such Permitted Acquisition are factually supportable, and are expected to have a continuing impact, in each case (X) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC or (Y) in such other manner reasonably acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.”

““EBITDA” means, with respect to any fiscal period:

(a) Borrower’s and its Subsidiaries’ consolidated net earnings (or loss) for such period, determined in accordance with GAAP, minus

(b) without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period, determined in accordance with GAAP, to the extent included in determining consolidated net earnings (or loss) of Borrower and its Subsidiaries for such period:

(i) extraordinary gains,

(ii) interest income,

(iii) gains on sales of assets,

(iv) software development costs to the extent capitalized, and

(v) foreign currency transaction and translation gains with respect to intercompany balances; plus

(c) without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period, determined in accordance with GAAP, to the extent deducted in determining consolidated net earnings (or loss) of Borrower and its Subsidiaries for such period:

(i) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ii) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(iii) non-cash extraordinary losses,

(iv) foreign currency transaction and translation losses with respect to intercompany balances,

(v) any cash costs and expenses incurred by Borrower in connection with the Securities Litigation Matters (including in connection with the settlement of such litigation),

(vi) Interest Expense,

(vii) income taxes payable,

(viii) depreciation and amortization, and

(ix) any other non-cash charge or expense.

For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Closing Date), Borrower or any of its Subsidiaries shall have made a Permitted Acquisition or if any Foreign Subsidiary of Borrower that is not a Loan Party shall have made a Permitted Foreign Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect to such Permitted Acquisition or Permitted Foreign Acquisition, as applicable, and any adjustments arising out of events which are directly attributable to such

Permitted Acquisition or Permitted Foreign Acquisition, as applicable, are factually supportable, and are expected to have a continuing impact, in each case (X) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC or (Y) in such other manner reasonably acceptable to Agent as if any such Permitted Acquisition or Permitted Foreign Acquisition, as applicable, or adjustment occurred on the first day of such Reference Period; (b) EBITDA for the fiscal quarter ended March 31, 2008, shall be deemed to be $31,381,000; (c) EBITDA for the fiscal quarter ended June 30, 2008, shall be deemed to be $29,016,000; and (d) EBITDA for the fiscal quarter ended September 30, 2008, shall be deemed to be $45,671,000.”

““Foreign Acquisition” means (a) the purchase or other acquisition by a Foreign Subsidiary of Borrower that is not a Loan Party of all or substantially all of the assets of any other Person other than a Loan Party (or any division or business line of such other Person), or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Foreign Subsidiary of Borrower that is not a Loan Party of all or substantially all of the issued and outstanding Stock of any other Person (other than a Loan Party).”

““Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and any “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.”

““Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.”

““Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).”

““Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.”

““LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.”

““LIBOR Rate Margin” means 2.75 percentage points.”

““Loan Documents” means the Agreement, the Bank Product Agreements, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Disbursement Letter, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Security Agreement, the

Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.”

““Material Subsidiary” means, as of any date of determination, any Subsidiary that:

(a) accounts for at least 2.5% of Domestic EBITDA for (i) if such date of determination is prior to the first date upon which Borrower has delivered financial statements pursuant to Section 5.1 of the Agreement, as of the end of the 4 quarter period ended as of the most recent reporting period prior to the Closing Date, and (ii) otherwise, as of the end of the immediately preceding period of 4 consecutive fiscal quarters for which Borrower has delivered financial statements pursuant to Section 5.1 of the Agreement, or

(b) has assets (i) with a value of at least $10,000,000 (excluding goodwill), or (ii) with a value of at least $5,000,000 if goodwill, amortizing intangible assets, and intercompany loans are excluded, in each case, (A) if such date of determination is prior to the first date upon which Borrower has delivered financial statements pursuant to Section 5.1 of the Agreement, as of the end of the fiscal quarter ended as of the most recent reporting period prior to the Closing Date, and (B) otherwise, as of the end of the immediately preceding fiscal quarter for which Borrower has delivered financial statements pursuant to Section 5.1 of the Agreement;

provided, however, that the forgoing to the contrary notwithstanding, if Borrower and its Material Subsidiaries that are Domestic Subsidiaries would (i) on a consolidated basis account for less than 95% of Domestic EBITDA as of the end of any period of 4 consecutive fiscal quarters for which Borrower was required to deliver financial statements pursuant to Section 5.1 of the Agreement or (ii) have less than 95% of the total assets of Borrower and its Domestic Subsidiaries as of the last day of any period of 4 consecutive fiscal quarters for which Borrower was required to deliver financial statements pursuant to Section 5.1 of the Agreement, “Material Subsidiary” shall also include such additional Domestic Subsidiaries of Borrower which would be necessary to ensure that Borrower and its Material Subsidiaries that are Domestic Subsidiaries would (y) on a consolidated basis account for at least 95% of Domestic EBITDA for such period of 4 consecutive fiscal quarters and (z) would have in the aggregate total assets as of the last day of such period of 4 consecutive fiscal quarters of equal to or greater than 95% of the total assets of Borrower and its Domestic Subsidiaries at such date. Borrower shall designate such additional Domestic Subsidiaries as may be necessary to satisfy the requirement of this proviso promptly following delivery of its financial statements for such applicable period pursuant to the requirements of Section 5.1. If Borrower fails to promptly designate additional Domestic Subsidiaries as Material Subsidiaries pursuant to the requirements of this proviso, then Agent shall be authorized to designate additional Domestic Subsidiaries as Material Subsidiaries to satisfy the requirements of this proviso.”

““Obligations” means (a) all loans, Advances (inclusive of Swing Loans and Protective Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.”

““Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (g), (o) and (p) of the definition of Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens;

(c) if (but only if) the subject Acquisition (or series of related Acquisitions) involves total consideration in excess of $100,000,000, Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition) that: (i) Borrower and its Subsidiaries are projected to be in compliance with the financial covenant in Section 7.1 (to the extent such covenant is then being measured) for the 4 fiscal quarter periods ended immediately after the proposed date of consummation of such proposed Acquisition, and (ii) Borrower and its Subsidiaries are projected to have a Senior Leverage Ratio of less than 2.5:1.0 for each fiscal quarter period ended after the proposed date of consummation of such proposed Acquisition,

(d) if the proposed Acquisition (or series of related Acquisitions) involves total consideration in excess of $60,000,000, Borrower has provided Agent with a profit and loss statement (including a calculation of EBITDA and free cash flow) of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis),

(e) Borrower shall have Liquidity equal to or greater than $100,000,000 (of which there must be Qualified Cash or Availability, or a combination thereof, of at least $25,000,000) immediately after giving effect to the consummation of the proposed Acquisition,

(f) if the proposed Acquisition (or series of related Acquisitions) involves (i) total consideration in excess of $50,000,000 or (ii) the Acquisition or creation of a Subsidiary of Borrower or any other Loan Party that, immediately after giving effect to such Acquisition, would constitute a Material Subsidiary (calculated as if it had been acquired or created on the date that commenced the immediately preceding period of 4 consecutive fiscal quarters), in each case, Borrower has provided Agent with written notice of the proposed Acquisition at least 10 business days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 business days prior to the anticipated closing date of the proposed Acquisition or, in each case, such shorter period as Agent may agree, copies of the then available drafts of the acquisition agreement and other material documents relative to the proposed Acquisition,

(g) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the target, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

(h) the subject assets or stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall provide such documents and instruments as required under, or requested by Agent pursuant to, Section 5.11 or Section 5.12.”

““Permitted Foreign Acquisition” means any Foreign Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Foreign Acquisition and the proposed Foreign Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Foreign Acquisition, other than (i) Acquired Foreign Indebtedness, (ii) Indebtedness permitted pursuant to clause (t) of the definition of Permitted Indebtedness and (iii) Indebtedness of a Foreign Subsidiary of Borrower that is not a Loan Party permitted pursuant to clause (p) of the definition of Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or any of its Subsidiaries as a result of such Foreign Acquisition other than Permitted Liens;

(c) immediately after giving effect to the consummation of the proposed Foreign Acquisition, Borrower shall have Liquidity equal to or greater than $100,000,000 (of which there must be Qualified Cash or Availability, or a combination thereof, of at least $37,500,000);

(d) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the target, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto; and

(e) the purchase consideration payable in connection with such proposed Foreign Acquisition is composed solely of cash or Cash Equivalents of a Foreign Subsidiary of Borrower that is not a Loan Party.”

““Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness composing Permitted Investments.

(g) Acquired Indebtedness in an amount not to exceed, when taken together with Indebtedness outstanding pursuant to clauses (c), (s) or (t) of this definition of Permitted Indebtedness, $25,000,000 outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(k) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(l) unsecured Indebtedness of Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Borrower of the Stock of Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(m) Indebtedness of Borrower or any of its Subsidiaries secured solely by the auction rate securities of Borrower or such Subsidiary (as applicable) existing on the Closing Date,

(n) Indebtedness of Borrower secured solely by the Real Property described on Schedule R-1,

(o) unsecured Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $5,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(p) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-out or similar obligation of Borrower, the applicable Loan Party or the applicable Foreign Subsidiary of Borrower that is not a Loan Party, in each case, incurred in connection with the consummation of one or more Permitted Acquisitions, Permitted Foreign Acquisitions, or Permitted Dispositions,

(q) Indebtedness arising from (i) credit cards or debit cards issued to Borrower or any of its Subsidiaries or (ii) guarantees by Borrower or any of its Subsidiaries of Indebtedness incurred in the ordinary course of business by employees of Borrower or any of its Subsidiaries in connection with the incurrence by such employees of Indebtedness under credit cards or debit cards issued to such employees,

(r) unsecured Indebtedness not to exceed $5,000,000 at any one time outstanding,

(s) Acquired Foreign Indebtedness in an amount not to exceed, when taken together with Indebtedness outstanding pursuant to clauses (c), (g) or (t) of this definition of Permitted Indebtedness, $25,000,000 outstanding at any one time, and

(t) Indebtedness of Persons whose assets or Stock is acquired by a Foreign Subsidiary of Borrower that is not a Loan Party in Permitted Foreign Acquisitions, in an aggregate amount not to exceed $10,000,000 outstanding at any one time; provided that (w) no Loan Party is obligated on such Indebtedness, (x) such Indebtedness was in existence prior to the date of the applicable Permitted Foreign Acquisition to which it relates, (y) such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Foreign Acquisition, and (z) such Indebtedness does not remain outstanding for more than six months following the closing date of the applicable Permitted Foreign Acquisition to which it relates.”

““Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f) guarantees and other Investments constituting Indebtedness that are permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances or any other Investment made in a Loan Party,

(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) non-cash loans to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Stock in Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in Borrower,

(k) Permitted Acquisitions,

(l) Permitted Stock Repurchases,

(m) the issuance of Stock to Borrower or its Subsidiaries in connection with the formation of any new Subsidiary in accordance with the terms of the Agreement (including in connection with Permitted Acquisitions or Permitted Foreign Acquisitions),

(n) investments in joint ventures so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom; and (ii) Borrower and its Subsidiaries would have, after taking into account all payments to be made by Borrower in connection with such investment, (A) Liquidity of at least $100,000,000 and (B) Qualified Cash or Availability, or a combination thereof, of at least $25,000,000,

(o) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $5,000,000 during the term of the Agreement,

(p) Investments resulting from entering into (i) Bank Product Agreements (other than Hedge Agreements), or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(q) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) Borrower has Liquidity equal to or greater than $100,000,000 (of which there must be Qualified Cash or Availability, or a combination thereof, of at least $25,000,000) before and immediately after giving effect to any such Investment, Investments by Borrower or any of its Subsidiaries in venture capital funds and private companies that are engaged in the business of the Borrower and its Subsidiaries or a business reasonably related thereto in an aggregate amount not to exceed $35,000,000 during the term of this Agreement so long as, in each case, such Investments do not constitute Acquisitions and such funds and companies subject to such Investments are not Subsidiaries of the Borrower after giving effect to such Investment, and

(r) Permitted Foreign Acquisitions.”

““Permitted Liens” means

(a) Liens held by Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2; provided, however, that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks, brokerage firms or other financial institutions, solely to the extent incurred in connection with the maintenance of accounts maintained with such institutions in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens on the auction rate securities of Borrower existing on the Closing Date to the extent that such Liens secure Indebtedness described in clause (m) of the definition of Permitted Indebtedness and so long as (i) such Lien attaches only to such auction rate securities and the proceeds thereof, and (ii) such Lien only secures such Indebtedness,

(r) Liens on the owned Real Property described on Schedule R-1, or any portion thereof, to the extent that such Liens secure Indebtedness described in clause (n) of the definition of Permitted Indebtedness and so long as (i) such Lien attaches only to such Real Property or applicable portion thereof and the proceeds thereof, and (ii) such Lien only secures such Indebtedness,

(s) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or a Permitted Foreign Acquisition,

(t) (i) Liens assumed by Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness, and (ii) Liens assumed by Foreign Subsidiaries that are not Loan Parties in connection with a Permitted Foreign Acquisition that secure Acquired Foreign Indebtedness,

(u) purported Liens evidenced by the filing of a precautionary UCC-1 financing statements relating solely to operating leases of personal property entered into in the ordinary course of business,

(v) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000,

(w) Liens on assets of Foreign Subsidiaries of Borrower that are not Loan Parties provided that (i) such Liens only secure Indebtedness that is permitted pursuant to clause (t) of the definition of Permitted Indebtedness, (ii) such Liens only encumber those assets which originally secured such Indebtedness prior to the date of the associated Permitted Foreign Acquisition, and (iii) such Liens were not granted in connection with, or in contemplation of, the associated Permitted Foreign Acquisition, and

(x) Liens on cash of Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time provided that such Liens only secure Indebtedness under Hedge Agreements that is permitted pursuant to clause (j) of the definition of Permitted Indebtedness.”

““Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.”

““Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.”

““Underlying Issuer” means Wells Fargo or one of its Affiliates.”

““Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.”

(c) Schedule 1.1 to the Credit Agreement is hereby amended by deleting the following defined terms therein: (i) “L/C”, (ii) “L/C Disbursement”, (iii) “L/C Undertaking”, and (iv) “Risk Participation Liability”.

(d) Section 1.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products, providing Bank Product Collateralization) of all Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, and (ii) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.”

(e) Section 2.3(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing

Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender.”

(f) Section 2.3(c) of the Credit Agreement is hereby amended by deleting Section 2.3(c)(iii) in its entirety.

(g) Section 2.3(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrower’s or its Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).”

(h) Section 2.3(g) of the Credit Agreement is hereby amended by renumbering it as Section 2.3(h).

(i) Section 2.3 is hereby amended by inserting the following new Section 2.3(g) immediately before Section 2.3(h) as follows:

“(g) Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (J) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.”

(j) Section 2.4(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and all (subject to Section 2.4(b)(iv)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.”

(k) Section 2.4(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents until paid in full,

(F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances) and the Swing Loans until paid in full,

(H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of an Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iv) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,

(I) ninth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(J) tenth, ratably to pay any Obligations owed to Defaulting Lenders, and

(K) eleventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.”

(l) Section 2.4(b)(vi) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.”

(m) Section 2.10(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).”

(n) Section 2.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrower that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of a Loan Party or its Subsidiaries (1) in respect of (y) a lease of real property, or (z) an employment contract or (2) at any time that one or more of the Lenders is a Defaulting Lender. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) [intentionally omitted], or

(ii) the Letter of Credit Usage would exceed $10,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made, and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.”

(o) Section 2.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrower had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or a Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.”

(p) Section 2.11(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.”

(q) Section 2.11(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is 0.375% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.”

(r) Section 2.11(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrower shall not be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than

180 days prior to the date on which the demand for payment of such amounts is first made to Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.”

(s) Section 3.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“3.3 Term. This Agreement shall continue in full force and effect for a term ending on February 17, 2016 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.”

(t) Section 5.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“5.11 Material Subsidiaries; Formation of Subsidiaries; Etc.

(a) On or before the date that is 90 days after the Closing Date, Borrower shall deliver to Agent an updated Schedule 4.24, together with reports, financial statements or other documents, in form and detail satisfactory to Agent, demonstrating why Subsidiaries of Borrower are included on such updated Schedule 4.24. Upon approval by Agent of such updated Schedule 4.24, such Schedule shall, without any further action by any party hereto, update and replace Schedule 4.24 that was attached hereto as of the Closing Date. Borrower shall comply with clause (b) below as to any Subsidiaries of Borrower that were on Schedule 4.24 as of the Closing Date.

(b) At the time that any Loan Party forms any direct or indirect Subsidiary that, after giving effect to such formation, would constitute a Material Subsidiary (calculated as if it had been formed on the date that commenced the immediately preceding period of 4 consecutive fiscal quarters), or acquires any direct or indirect Subsidiary after the Closing Date that, after giving effect to such acquisition, would constitute a Material Subsidiary (calculated as if it had been formed on the date that commenced the immediately preceding period of 4 consecutive fiscal quarters), or any Loan Party’s Subsidiary that is not a Guarantor becomes a Material Subsidiary, such Loan Party shall (a) within 10 days of such formation or acquisition, or within 10 days of the date that such Subsidiary becomes a Material Subsidiary, cause any such Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary or such Material Subsidiary (other than leased or owned Real Property)); provided that the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such Guaranty, executing any security documents or perfecting the security interests created thereby are excessive (as determined by Agent in consultation with Borrower) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 10 days of such formation or acquisition, or within 10 days of the date that such Subsidiary becomes a Material Subsidiary, (or such later date as permitted by Agent in its Permitted Discretion) provide to Agent a pledge agreement and appropriate certificates and powers (with respect to any Material Subsidiary that is organized in the United States) or financing statements, hypothecating all of the direct or beneficial ownership interest in such Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of Borrower that is a CFC and none of the total outstanding voting Stock of any other Subsidiary of such CFC shall be required to be pledged if hypothecating a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are excessive (as determined by Agent in consultation with Borrower) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 10 days of such formation or acquisition, or within 10 days of the date that such Subsidiary becomes a Material Subsidiary, (or such later date as permitted by Agent in its Permitted Discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.”

(u) Section 5 of the Credit Agreement is hereby amended by inserting a new Section 5.16 immediately following Section 5.15 of such section as follows:

“5.16 Permitted Foreign Acquisitions.

(a) if (but only if) any Permitted Foreign Acquisition (or series of related Permitted Foreign Acquisitions) involves total consideration in excess of $100,000,000, within 15 Business Days following the consummation of such Permitted Foreign Acquisition, provide Agent with a profit and loss statement (including a calculation of EBITDA and free cash flow) of the Person acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of such Permitted Foreign Acquisition, on a quarter by quarter basis);

(b) if (but only if) any Permitted Foreign Acquisition (or series of related Permitted Foreign Acquisitions) involves total consideration in excess of $25,000,000, within 15 Business Days following the consummation of such Permitted Foreign Acquisition, provide Agent with written notice of such Permitted Foreign Acquisition; and

(c) on or prior to the date that is the earlier to occur of (i) with respect to any intellectual property acquired in any Permitted Foreign Acquisition, the date that is six (6) months following the occurrence of (y) any Loan Party incorporating such intellectual property into the intellectual property owned or exclusively licensed by such Loan Party or (z) any Loan Party implementing any intellectual property acquired by a Foreign Subsidiary in any Permitted Foreign Acquisition, or (ii) the date that is 10 Business Days following request therefor by Agent at any time following the occurrence and during the continuance of an Event of Default, in each case, cause the applicable Loan Party to (y) enter into an Intellectual Property License (as defined in the Security Agreement) with such Foreign Subsidiary with respect to such intellectual property to (i) provide such Loan Party with rights in such intellectual property and (ii) permit the assignment or grant of a security interest in such Intellectual Property License (and all rights of such Loan Party thereunder) to Agent (and any transferees of Agent), and (z) deliver to Agent evidence of such Intellectual Property License, in form, substance, and content reasonably satisfactory to Agent.

(v) Section 6.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Other than in order to consummate a Permitted Acquisition, a Permitted Foreign Acquisition, or the Permitted Reincorporation, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties; provided that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between Loan Parties and Subsidiaries of Borrower that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, (iii) any merger between Subsidiaries of Borrower that are not Loan Parties, and (iv) reclassifications of Stock of Borrower or its Subsidiaries to the extent such Stock would not constitute Indebtedness or Prohibited Preferred Stock after giving effect to such reclassification and to the extent that such reclassification would not be adverse to the interests of the Lender Group after giving effect thereto,”

(w) Section 6.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.7 Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (i) the Obligations in accordance with this Agreement, and (ii) Permitted Intercompany Advances,

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness if such amendment, modification or change, individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders,

(ii) any Material Contract to the extent that such amendment, modification, alteration, increase, or change, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change,

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(c) Make any cash payment in respect of earn-out obligations unless Borrower has Liquidity equal to or greater than $100,000,000 (of which there must be Qualified Cash or Availability, or a combination thereof, of at least $25,000,000) immediately after giving effect to the making of such cash earn-out payments.”

(x) Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.11 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (other than (a) an aggregate amount of not more than $10,000,000 at any one time, in the case of Borrower and its Subsidiaries (other than those Subsidiaries that are CFCs), (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Borrower’s or its Subsidiaries’ employees, and (c) an aggregate amount of not more than $450,000,000 (calculated at current exchange rates) at any one time, in the case of Subsidiaries of Borrower that are CFCs) after the date that is 30 days after the Closing Date, Borrower and its Subsidiaries shall not have Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments; provided further that, if, as of any date of determination, Borrower and its Subsidiaries (other than those Subsidiaries that are CFCs) have in excess of $10,000,000 in the aggregate of Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts that are not subject to Control Agreements and within 5 Business Days of such date of determination Borrower or its Subsidiaries, as applicable, deposit such Permitted Investments in excess of $10,000,000 into a Deposit Account or Securities Account that is subject to a Control Agreement in favor of Agent, then Borrower and its Subsidiaries shall be deemed to be in compliance with the foregoing clause (a). Subject to the first proviso of this Section 6.11, after the date that is 30 days after the Closing Date, Borrower shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account; provided that the first proviso of this Section 6.11 shall not be effective so long as Borrower and its Subsidiaries maintain Permitted Investments in cash and Cash Equivalents in an aggregate amount that equals or exceeds $75,000,000 in Deposit Accounts or Securities Accounts in respect of which Agent has received Control Agreements that perfect Agent’s Liens in such Permitted Investments.”

(y) Section 8.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3, 5.6, 5.7, 5.10, 5.11, 5.13, 5.14, 5.15, or 5.16 of this Agreement, (ii) Sections 6.1 through 6.15 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 6 of the Security Agreement, or (v) the Disbursement Letter;”

(z) Section 9.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in each case by written notice to Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:

(a) declare the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.

Upon the occurrence and during the continuation of an Event of Default, Agent may, and, upon the instruction of the Required Lenders, shall exercise all other rights and remedies available to it or the Lenders under the Loan Documents or under applicable law. The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.”

(aa) Section 14.1(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.”

(bb) Section 15.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.”

(cc) Section 15.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders

(or Bank Product Providers) for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.”

(dd) Section 15.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).”

(ee) Section 15.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).”

(ff) Section 15.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.”

(gg) Section 15.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.”

(hh) Section 15.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.9 Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to reissue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.”

(ii) Section 15.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.”

(jj) Section 15.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.”

(kk) Section 15.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.”

(ll) Section 15.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.”

(mm) Section 15.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).”

(nn) Section 15.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.”

(oo) Section 17.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.”

(pp) Section 17.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.”

(pp) Exhibit C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.

(qq) Schedules 4.6(a), 4.13, 4.15 and 4.17 to the Credit Agreement are hereby amended in their entirety and replaced with Schedules 4.6(a), 4.13, 4.15 and 4.17 attached as Exhibit C attached hereto.

2. CONDITIONS PRECEDENT TO AMENDMENT. The satisfaction or waiver of each of the following shall constitute conditions precedent to the effectiveness of this Amendment (such date being the “Amendment Effective Date”):

(a) Agent shall have received this Amendment, duly executed by the Borrower and each of the Lenders, and the same shall be in full force and effect.

(b) Agent shall have received the reaffirmation and consent of each Guarantor, attached hereto as Exhibit A (the “Reaffirmation and Consent”), duly executed and delivered by an authorized official of such Guarantor;

(c) Agent shall have received Amendment One to Fee Letter, in form and substance satisfactory to Agent, duly executed by the parties thereto, and the same shall be in full force and effect.

(d) The representations and warranties herein and in the Credit Agreement and the other Loan Documents, after giving effect to this Amendment, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).

(e) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, or any Lender.

(f) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

(g) Agent shall have received, in immediately available funds, the Amendment Closing Fee (as such term is defined in Amendment One to Fee Letter).

(h) Agent shall have received a certificate from the Secretary of Borrower, dated as of the Amendment Effective Date, certifying that the resolutions of Borrower’s board of directors attached to the certificate from the Secretary of Borrower dated as of the Closing Date (i) have not been amended, rescinded, or modified since their adoption and remain in full force and effect as of the Amendment Effective Date, and (ii) authorize Borrower’s execution, delivery, and performance of this Amendment, and approve the terms of, and the transactions contemplated herein, and the other Loan Documents executed concurrently herewith to which Borrower is a party.

(i) Agent shall have received a certificate from the Secretary of each Guarantor, dated as of the Amendment Effective Date, certifying that the resolutions of such Guarantor’s board of directors attached to the certificate from the Secretary of such Guarantor dated as of the Closing Date (i) have not been amended, rescinded, or modified since their adoption and remain in full force and effect as of the Amendment Effective Date, and (ii) authorize such Guarantor’s execution, delivery, and performance of the Reaffirmation and Consent executed concurrently with this Amendment to which such Guarantor is a party and the consummation of the transactions contemplated therein.

(j) Agent shall have received a certificate of status with respect to each Loan Party, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.

(k) Agent shall have received certificates of status with respect to each Loan Party, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party), in which the failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdiction).

3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Agent and the Lenders as of the date of this Amendment and as of the Amendment Effective Date as follows:

(a) It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, and (ii) is qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) The execution, delivery, and performance by it of this Amendment (i) have been duly authorized by all necessary action of Borrower, and (ii) do not and will not (A) violate any material provision of federal, state or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or Governmental Authority binding on Borrower, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of Borrower except to the extent any such conflict, breach or default could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (D) require any approval of Borrower’s interestholders or any approval or consent of any Person under any Material Contract of Borrower, other than consents or approvals that have been obtained and that are still in force and effect or consents or approvals the failure of which to obtain could not individually or in the aggregate reasonably be expected to be result in a Material Adverse Change.

(c) The execution, delivery and performance by it of this Amendment do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices or other actions (i) that have been obtained or performed and that are still in force and effect, or (ii) the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Change.

(d) This Amendment is, and each other Loan Document to which it is or will be a party, when executed and delivered by each Person that is a party thereto, will be the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(e) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower, or any member of the Lender Group.

(f) No Default or Event of Default has occurred and is continuing, and no condition exists which constitutes a Default or an Event of Default.

(g) The representations and warranties set forth in this Amendment, in the Credit Agreement, as amended by this Amendment after giving effect hereto, and the other Loan Documents to which it is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(h) This Amendment has been entered into without force or duress, of the free will of Borrower, and the decision of Borrower to enter into this Amendment is a fully informed decision and Borrower is aware of all legal and other ramifications of each such decision.

(i) Borrower has read and understands this Amendment, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Amendment, has read this Amendment in full and final form, and has been advised by its counsel of its rights and obligations hereunder.

4. COVENANTS. Borrower hereby covenants and agrees that the Loan Parties shall and shall cause each of their Subsidiaries to do all of the following (it being understood that the failure to comply with the covenants set forth in this Section 4 within the applicable time frame set forth below shall constitute an immediate Event of Default):

(a) On or before the earlier of (i) the date that is 90 days following the date of this Amendment or (ii) the date of the making of an Advance (or other extension of credit) by any member of the Lender Group under the Credit Agreement, deliver to Agent (y) a certificate from the Secretary of Borrower, dated as of such date, attesting to the resolutions of Borrower’s board of directors authorizing and ratifying its execution, delivery, and performance of this Amendment, approving the terms of, and the transactions contemplated herein, and the other Loan Documents executed concurrently herewith to which Borrower is a party, and (z) a certificate from the Secretary of each Guarantor, dated as of such date, attesting to the resolutions of such Guarantor’s board of directors authorizing and ratifying its execution, delivery, and performance of the Reaffirmation and Consent executed concurrently with this Amendment to which such Guarantor is a party and the consummation of the transactions contemplated therein, in each case, the form and substance of which shall be reasonably satisfactory to Agent.

(b) On or before the first date after the date of this Amendment that a Compliance Certificate is required to be delivered pursuant to the terms of Section 5.1 of the Credit Agreement, Borrower shall use commercially reasonable efforts to deliver to Agent an updated Schedule 4.13 to the Credit Agreement, which identifies which Loan Party or Subsidiary of a Loan Party owns or licenses each trademark, trade name, copyright, patent, and license listed in such Schedule, the form and substance of which shall be reasonably satisfactory to Agent.

5. RELEASE.

(a) Each of Borrower and each Guarantor hereby acknowledges and agrees that as of February 17, 2011, the aggregate outstanding principal amount of the Obligations owing under the Credit Agreement was $0 and that such principal amount is payable pursuant to the Credit Agreement as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind. Each Guarantor hereby acknowledges, confirms and reaffirms (i) that all of such principal amount constitutes Guarantied Obligations (as defined in the Guaranty), and (ii) all obligations owing by it to the Lender Group under any Loan Document to which it is a party.

(b) Each of Borrower and each Guarantor hereby affirms, agrees, and represents that, pursuant to the Loan Documents, it has granted to the Lender Group, as security for the Obligations (including obligations under this Amendment and the Credit Agreement, as modified hereby), a continuing first-priority, perfected security interest and Lien in and to all its rights with respect to substantially all of its assets, which security interests are validly created, perfected, and first-priority security interests and Liens, subject only to Permitted Liens.

(c) As of the date hereof, each of Borrower and each Guarantor, its successors in title, legal representatives, and assignees and, to the extent the same is claimed by right of, through, or under each of Borrower and each Guarantor, for its past, present, and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby and shall be deemed to have forever remised, released, and discharged each member of the Lender Group, and each member of the Lender Group’s respective successors in title, legal representatives, and assignees, past, present, and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and other professionals and all other persons and entities to whom any member of the Lender Group would be liable if such persons or entities were found to be liable to any of Borrower and each Guarantor (collectively hereinafter, the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature relating to, arising out, of or in connection with the Credit Agreement or any other Loan Document, including, but not limited to, acts, omissions to act, actions, negotiations, discussions, and events resulting in the completed documentation and execution of this Agreement, as, among, Borrower, each Guarantor and the Lender Parties, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof.

(d) Each of Borrower and each Guarantor hereby knowingly, voluntarily, intentionally, and expressly waives and relinquishes any and all rights and benefits that it may have under Section 1542 of the California Civil Code, or any other similar provision of any other jurisdiction, as against the Lender Parties. Section 1542 of the Civil Code of California provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(e) As of the date hereof, each of Borrower and each Guarantor hereby acknowledges that the foregoing waiver of Section 1542 of the California Civil Code was separately bargained for. As of the date hereof, each of Borrower and each Guarantor knowingly, voluntarily, intentionally, and expressly waives any and all rights and benefits conferred by Section 1542, or by any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous to Section 1542 and agrees and acknowledges that this waiver is an essential term of this Agreement, without which the consideration would not have been given by the Lender Group to Borrower and each Guarantor.

6. CHOICE OF LAW. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AMENDMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 6.

EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7. AMENDMENTS. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties and reduced to writing in its entirety and signed and delivered by each party.

8. COUNTERPART EXECUTION. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9. PAYMENT OF COSTS AND FEES. Borrower shall pay to Agent all costs, all out-of-pocket expenses, and all fees and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto (including the reasonable fees and expenses of any attorneys retained by Agent), in each case, to the extent required by the Credit Agreement.

10. EFFECT ON LOAN DOCUMENTS.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents after giving effect to this Amendment shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. The amendments set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by Borrower remains in the sole and absolute discretion of the Agent and the Lenders.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

(e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

11. ENTIRE AGREEMENT. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

12. INTEGRATION. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

13. REAFFIRMATION OF OBLIGATIONS. Borrower hereby reaffirms its obligations under each Loan Document to which it is a party. Borrower hereby further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Security Agreement or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain Collateral for such obligations from and after the date hereof.

14. RATIFICATION. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof as amended hereby.

15. SEVERABILITY. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Amendment by and through their duly authorized officers, as of the day and year first above written.

QUEST SOFTWARE, INC., a Delaware corporation

By:	/s/ Scott Davidson
Name:	Scott Davidson
Title:	SVP, Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NUMBER THREE TO CREDIT AGREEMENT]

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Troy Erickson
Name:	Troy Erickson
Title:	Director

Exhibit A

REAFFIRMATION AND CONSENT

as of February 17, 2011

Reference is hereby made to that certain AMENDMENT NUMBER THREE TO CREDIT AGREEMENT, dated as of the date hereof (the “Amendment”), by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and QUEST SOFTWARE, INC., a Delaware corporation (successor by merger to Quest Software, Inc., a California corporation) (“Borrower”). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Credit Agreement, dated as of February 17, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Agent, and the lenders from time to time party thereto. Each of the undersigned Guarantors hereby (a) represents and warrants to Agent and the Lenders that the execution, delivery, and performance of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action by such Guarantors, will not violate any material provision of federal, state or local law or regulation, or any order, judgment or decree of any court or other Governmental Authority binding on such Guarantor, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Guarantor except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change; (b) consents to the amendments of the Credit Agreement as set forth in the Amendment; (c) consents to the releases and waivers set forth in Section 5 of the Amendment as if it was a party thereto; (d) makes the acknowledgments set forth in Section 5 of the Amendment as if it was a party thereto; (e) acknowledges and reaffirms its obligations owing to the Agent and the Lenders under any Loan Documents to which it is a party; (f) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect; and (g) reaffirms, acknowledges, agrees, and confirms that it has granted to Agent a perfected security interest in the Collateral in order to secure all of its present and future Obligations. Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, each understands that neither Agent nor any Lender has any obligations to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty. Delivery of an executed counterpart of this Reaffirmation and Consent by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Reaffirmation and Consent. Any party delivering an executed counterpart of this Reaffirmation and Consent by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Reaffirmation and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Reaffirmation and Consent. This Reaffirmation and Consent shall be governed by the laws of the State of California. This Reaffirmation and Consent is a Loan Document.

AELITA SOFTWARE CORPORATION, a Delaware corporation

By:	/s/ Scott Davidson
Name:	Scott Davidson
Title:	SVP, Chief Financial Officer

SCRIPTLOGIC CORPORATION, a Delaware corporation

By:	/s/ Scott Davidson
Name:	Scott Davidson
Title:	SVP, Chief Financial Officer

VIZIONCORE, INC., an Illinois corporation

By:	/s/ Scott Davidson
Name:	Scott Davidson
Title:	SVP, Chief Financial Officer

NETPRO COMPUTING, INC., a Delaware corporation

By:	/s/ Scott Davidson
Name:	Scott Davidson
Title:	SVP, Chief Financial Officer

[SIGNATURE PAGE TO REAFFIRMATION AND CONSENT TO

AMENDMENT NUMBER THREE TO CREDIT AGREEMENT]

Exhibit B

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Wells Fargo Capital Finance, LLC, as Agent
under the below-referenced Credit Agreement
2450 Colorado Avenue, Suite 3000W
Santa Monica, California 90404
Attn: Technology Finance Division Manager

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of February 17, 2009, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”), and Quest Software, Inc., a Delaware corporation (successor by merger to Quest Software, Inc., a California corporation) (“Borrower”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies that:

1. [IF APPLICABLE: Borrower has filed its [10-K/10-Q] with the SEC; attached as Schedule 1 hereto is a copy of such [10-K/10-Q] and copies of any items listed in clause [(a)/(c)] of Schedule 5.1 of the Credit Agreement that were not included in such [10-K/10-Q].] The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the date thereof.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. A true and correct calculation of Liquidity and Qualified Cash as of the end of the fiscal quarter ended             , 20     is set forth on Schedule 3 attached hereto.

5. The aggregate amount of Investments permitted under clause (q) of the definition of “Permitted Investments” in the Credit Agreement made by Borrower or any of its Subsidiaries during the period beginning on February __, 2011 and ending on the last day of the fiscal quarter ended             , 20     is $            . The amount and date of each such Investment, the identity of the Person making each such Investment, and the name, address and jurisdiction of organization of the Person into which each such Investment was made, is identified on Schedule 4 attached hereto.

6. The calculation of Domestic EBITDA for the four fiscal quarter period ended             , 20     is set forth on Schedule 5 attached hereto and Borrower and its Material Subsidiaries that are Domestic Subsidiaries (i) [do][do not] on a consolidated basis account for less than 95% of Domestic EBITDA for such 4 fiscal quarter period and (ii) [do][do not] have less than 95% the total assets of Borrower and its Domestic Subsidiaries as of the last day of such period of 4 fiscal quarters.

6. [IF A FINANCIAL COVENANT TRIGGERING EVENT HAS OCCURRED: A true and correct calculation of the Senior Leverage Ratio for the fiscal quarter ended             , 20    , is set forth on Schedule 6 attached hereto, and such calculation demonstrates compliance by Borrower and its Subsidiaries with the covenant contained in Section 7.1 of the Credit Agreement].

7. [IF A FINANCIAL COVENANT TRIGGERING EVENT HAS OCCURRED: The aggregate amount of cash costs and expenses incurred by Borrower in connection with the Securities Litigation Matters (including in connection with the settlement of such litigation) that is included as an add back pursuant to clause (c)(v) of the definition of “EBITDA” for the fiscal quarter ended             , 20     (the “Reference Fiscal Quarter”) is $            . If such amount is greater than $5,000,000, Qualified Cash plus Availability of Borrower and its Subsidiaries for the fiscal quarter ended             , 20     is $            ,1 which amount is greater than the amount required by Section 7.2 of the Credit Agreement].

[signature page follows.]

[1]	Required for the 4 consecutive fiscal quarters immediately succeeding the Reference Fiscal Quarter only.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this              day of                     ,                     .

QUEST SOFTWARE, INC., a California corporation

By:
Name:
Title: